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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               ARTISTdirect, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                   04315D 10 3
                         -------------------------------
                                 (CUSIP Number)
                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

       [ ] Rule 13d-1(b)

       [ ] Rule 13d-1(c)

       [X] Rule 13d-1(d)

        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 10 pages

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------------------------                                    --------------------
CUSIP NO. 04315D 10 3                  13G                    PAGE 2 OF 10 PAGES
------------------------                                    --------------------

--------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
   1
                         Constellation Venture Capital, L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
          (See Instructions)                                            (b) [ ]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                           5     SOLE VOTING POWER


       NUMBER OF           -----------------------------------------------------
        SHARES             6     SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                          198,622*
         EACH              -----------------------------------------------------
       REPORTING           7     SOLE DISPOSITIVE POWER
      PERSON WITH

                           -----------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                         198,622*

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  198,622*

--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  5.6%

--------------------------------------------------------------------------------


--------------

* This number reflects the 10:1 reverse stock split by ARTISTdirect effective July 5, 2001.


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------------------------                                    --------------------
CUSIP NO. 04315D 10 3                  13G                    PAGE 3 OF 10 PAGES
------------------------                                    --------------------

--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON (See Instructions)
   12             PN

--------------------------------------------------------------------------------



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------------------------                                    --------------------
CUSIP NO. 04315D 10 3                  13G                    PAGE 4 OF 10 PAGES
------------------------                                    --------------------

--------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
   1
                         Constellation Ventures (BVI)
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
          (See Instructions)                                            (b) [ ]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  British Virgin Islands
--------------------------------------------------------------------------------
                           5     SOLE VOTING POWER


       NUMBER OF         -------------------------------------------------------
        SHARES             6     SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                          76,490*
         EACH            -------------------------------------------------------
       REPORTING           7     SOLE DISPOSITIVE POWER
      PERSON WITH

                         -------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                         76,490*
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  76,490*

--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  2.1%

--------------------------------------------------------------------------------


--------------

* This number reflects the 10:1 reverse stock split by ARTISTdirect effective July 5, 2001.


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------------------------                                    --------------------
CUSIP NO. 04315D 10 3                  13G                    PAGE 5 OF 10 PAGES
------------------------                                    --------------------

--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON (See Instructions)
   12             PN

--------------------------------------------------------------------------------




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------------------------                                    --------------------
CUSIP NO. 04315D 10 3                  13G                    PAGE 6 OF 10 PAGES
------------------------                                    --------------------

--------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
   1
                         Clifford H. Friedman
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
          (See Instructions)                                            (b) [ ]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                           5     SOLE VOTING POWER


       NUMBER OF         -------------------------------------------------------
        SHARES             6     SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                          275,113*
         EACH            -------------------------------------------------------
       REPORTING           7     SOLE DISPOSITIVE POWER
      PERSON WITH

                         -------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                         275,113*
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  275,113*

--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  7.7%

--------------------------------------------------------------------------------


--------------

* This number reflects the 10:1 reverse stock split by ARTISTdirect effective July 5, 2001.

------------------------                                    --------------------
CUSIP NO. 04315D 10 3                  13G                    PAGE 7 OF 10 PAGES
------------------------                                    --------------------

--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON (See Instructions)
   12             IN

--------------------------------------------------------------------------------




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------------------------                                    --------------------
CUSIP NO. 04315D 10 3                  13G                    PAGE 8 OF 10 PAGES
------------------------                                    --------------------


                NAME OF ISSUER:

  ITEM 1(a)
                        ARTISTdirect, Inc.
                ----------------------------------------------------------------

  ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                        5670 Wilshire Boulevard, Suite 200
                ----------------------------------------------------------------
                        Los Angeles, CA  90036
                ----------------------------------------------------------------

                ----------------------------------------------------------------

  ITEM 2(a)     NAME OF PERSON FILING:

                        See respective cover pages
                ----------------------------------------------------------------

  ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:
                575 Lexington Avenue
                ----------------------------------------------------------------
                New York, NY 10022

  ITEM 2(c)     CITIZENSHIP

                        Constellation Venture Capital, L.P. is a limited
                partnership organized under the laws of the United States. Constellation Ventures (BVI) is an international business company organized under the laws of the British Virgin Islands. Clifford H. Friedman is a citizen of the United States.
                ----------------------------------------------------------------


  ITEM 2(d)     TITLE OF CLASS OF SECURITIES:
                        Common Stock, par value $0.01 per share
                ----------------------------------------------------------------

  ITEM 2(e)     CUSIP NUMBER:
                        04315D 10 3
                ----------------------------------------------------------------

   ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b) OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:
                        Not Applicable
                ----------------------------------------------------------------

   ITEM 4.      OWNERSHIP.
                (a) Amount Beneficially Owned: Shares See respective cover pages
                                                      --------------------------

                (b) Percent of Class: %  See respective cover pages
                                         ---------------------------------------
                (c) Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote: See respective cover pages
                                                                  --------------
                   (ii) shared power to vote or to direct
                        the vote:                                 See respective
                                                                  cover pages
                                                                  --------------
                  (iii) sole power to dispose or to direct the
                        disposition of:                           See respective
                                                                  cover pages
                                                                  --------------
                   (iv) shared power to dispose or to direct the
                        disposition of:                           See respective
                                                                  cover pages
                                                                  --------------
   ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                        Not Applicable
                ----------------------------------------------------------------

   ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                        Not Applicable
                ----------------------------------------------------------------

------------------------                                    --------------------
CUSIP NO. 04315D 10 3                  13G                    PAGE 9 OF 10 PAGES
------------------------                                    --------------------

   ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                        Not Applicable
                ----------------------------------------------------------------

------------------------                                    --------------------
CUSIP NO. 04315D 10 3                  13G                   PAGE 10 OF 10 PAGES
------------------------                                    --------------------

   ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                        Not Applicable
                ----------------------------------------------------------------

   ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
                        Not Applicable
                ----------------------------------------------------------------

   ITEM 10.     CERTIFICATION.
                        Not Applicable
                ----------------------------------------------------------------

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Constellation Venture Capital, L.P.
                                   --------------------------------------------
                                                  July 23, 2001
                                   --------------------------------------------
                                                        Date:

                                            /s/ Clifford H. Friedman
                                   --------------------------------------------
                                                   (Signature)

                                  Name:   Clifford Friedman
                                  Title:  Managing Partner


                                          Constellation Ventures (BVI)
                                   --------------------------------------------
                                                  July 23, 2001
                                   --------------------------------------------
                                                        Date:

                                            /s/ Clifford H. Friedman
                                   --------------------------------------------
                                                   (Signature)

                                  Name:   Clifford Friedman
                                  Title:  Managing Partner


                                              Clifford H. Friedman
                                   --------------------------------------------
                                                  July 23, 2001
                                   --------------------------------------------
                                                        Date:

                                            /s/ Clifford H. Friedman
                                   --------------------------------------------
                                                   (Signature)